                                                                         Exhibit 99.1

                            Joint Filer Information

Name of Joint Filer:                             AIG Capital Corporation

Address of Joint Filer:                          c/o American International Group, Inc.
                                                 180 Maiden Lane
                                                 New York, NY  10038

Relationship of Joint Filer to Issuer:           10% Owner

Issuer Name and Ticker or Trading Symbol:        Springleaf Holdings, Inc. [LEAF]

Date of Earliest Transaction Required to
be Reported:(Month/Day/Year):                    10/21/2013

Designated Filer:                                American International Group, Inc.